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Exhibit 10.22.21

RUSSELL GOLDSMITH
EMPLOYMENT AGREEMENT

The Employment Agreement dated July 15, 1998 (as amended on March 5, 2001) between Russell Goldsmith, Chief Executive Officer, and the Registrant and City National Bank expired in accordance with its terms on July 15, 2002. A new employment agreement for four years has been approved by the Board of Directors of the Corporation and Russell Goldsmith and documents are being finalized. In anticipation of finalizing the agreement, the Compensation Committee of the Board of Directors of the Corporation on July 24, 2002 approved Russell Goldsmith receiving a grant of 250,000 non-qualified stock options under the terms of the Corporation's 2002 Omnibus Plan. The 2002 Omnibus Plan was approved by the shareholders of the Corporation on April 24, 2002.

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  Exhibit 10.22.21
  RUSSELL GOLDSMITH EMPLOYMENT AGREEMENT